Exhibit 99.1

Legacy Education Alliance, Inc. Adopts Shareholder Rights Plan

CAPE CORAL, Fla., February 17, 2017 -- Legacy Education Alliance, Inc. (OTCQB: LEAI) (www.legacyeducationalliance.com), a leading international provider of practical, high-quality, and value-based educational training on the topics of personal finance, entrepreneurship, real estate, and financial markets investing strategies and techniques, announced today that its Board of Directors has adopted a limited duration Shareholder Rights Plan (the “Plan”). The Plan is intended to ensure that the Board of Directors has sufficient time to consider any proposal from a third party that might result in a change in control of the Company, make sure that all stockholders receive fair and equal treatment in the event of any such a proposal, and encourage any potential acquiror to negotiate with the Board of Directors. In addition, the Plan will guard against partial tender offers, open market accumulations and other coercive tactics aimed at gaining control of the Company without paying all stockholders a full control premium for their shares. The Plan was not adopted in response to any specific takeover offer.

Anthony C. Humpage, CEO of LEAI said, “The Board adopted the rights plan to enable all LEAI shareholders to realize the long term-value of their investment in the Company. The rights plan does not prevent the Board from considering or accepting an offer to acquire the Company if the Board believes it is in the best interests of the Company and its shareholders. Rather, the rights plan is designed to guard against undervalued, unsolicited transactions, inadequate partial tender offers and to ensure that no group can acquire control of a position of significant influence without treating all shareholders fairly.”

Under the Plan, one preferred stock purchase right will be distributed for each share of common stock held by stockholders of record on March 2, 2017. The rights will trade with the common stock and will not be separable or exercisable until such time as the Plan is triggered. The Plan is scheduled to expire on February 15, 2019, subject to the Company’s right to extend such date, unless earlier redeemed or exchanged by the Company or terminated.

The rights distribution is not taxable to stockholders.  Details about the Plan will be contained in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission shortly. We refer all shareholders to the filing for a complete review.

The Board of Directors adopted the Plan because they believe it to be in the best interests of the Company and its shareholders by ensuring that any potential acquirer negotiate with the Board of Directors in a manner that addresses the long-term interests of the Company’s customers, suppliers, employees, as well as its shareholders, as a whole.

About Legacy Education Alliance, Inc.

Legacy Education Alliance, Inc. (http://www.legacyeducationalliance.com) is a leading international provider of practical, high-quality, and value-based educational training on the topics of personal finance, entrepreneurship, real estate, and financial markets investing strategies and techniques. Legacy Education Alliance was founded in 1996, today we are a global company with approximately 200 employees that has cumulatively served more than two million students from more than 150 countries and territories over the course of our operating history.

We offer our training through a variety of brands including Rich Dad® Education; Rich Dad® Stock Education; Making Money from Property with Martin RobertsTM; Brick Buy BrickTM; Building Wealth; Robbie Fowler Property AcademyTM; Women in WealthTM; The Independent WomanTM; and Trade Up Investor EducationTM. For more information, visit our website at www.legacyeducationalliance.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see the Company’s Annual Report on Form 10-K (including but not limited to the discussion under “Risk Factors” therein) filed with the SEC on March 28, 2016 and which may be viewed at http://www.sec.gov.

Investor Contact

CORE IR

Scott Gordon

516 222 2560

scottg@coreir.com

Source: Legacy Education Alliance, Inc.